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                                                                    EXHIBIT 4.40

                             STOCK OPTION AGREEMENT

                                       OF

                         COMPLETE WELLNESS CENTERS, INC.

       Stock Option Agreement, made as of this 27th day of January, 1998, by and between Complete Wellness Centers, Inc., a Delaware corporation (the "Company"), and Republic National Bank as Custodian for SEP FBO of Hugh Deane, Plan No. 372329621 (the "Optionee").

                               W I T N E S S E T H

       WHEREAS, the Board of Directors has approved the award to the Optionee of Options (as such terms are defined below) to purchase shares of the Company's common stock, $.0001665 par value (the "Common Stock")(the "Options") in consideration of Optionee's accomplishments and other contributions to the Company, pursuant to the terms and conditions of this Agreement;

       WHEREAS, the Options awarded to the Optionee are not granted pursuant to the Company's Stock Option Plan;

       NOW, THEREFORE, in consideration of the foregoing it is agreed as follows:

       1. Base Award. Optionee may purchase from the Company up to Eight Thousand (8,000) shares of the Company's Common Stock at an exercise price of $7.20 per share (the "Option Price") at any time through December 31, 2007. These Options fully vest on the execution of this Agreement.

       2. Assignment and Transfer. The Options granted hereunder shall, during the Optionee's lifetime, be exercisable only by him and neither these options nor any right hereunder shall be transferable otherwise than by will or the laws of descent and distribution without the prior approval of the Board of Directors of the Company, or be subject to attachment, execution or other similar process. In the event of any attempt by the Optionee to alienate, assign, pledge, hypothecate or otherwise dispose of this option or of any right hereunder, without the prior approval of the Board of Directors of the Company, or in the event of any levy or any attachment, execution or similar process upon the rights or interest herein conferred, the Company may terminate this option by notice to the Optionee and it shall thereupon become null and void.

       3.     Exercise of Options.


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       The Options granted hereunder may be exercised by written notice to the
Company stating the number of shares with respect to which it is being exercised and accompanied by payment of the Option Price (a) in currency, (b) by check, bank draft or cashier's check, (c) by surrender or delivery to the Company of shares of its Common Stock, or (d) in any other form acceptable to the Company, together with payment of any Federal income or other tax required to be withheld by the Company. As soon as practicable after receipt of such notice and payment, the Company shall, without transfer or issue, tax or other incidental expense to the Optionee, deliver to the Optionee at the offices of the Company at 725 Independence Avenue, SE, Washington, DC 20003, at the election of the Company, by first-class insured mail addressed to the Optionee at his address shown in the records of the Company, a certificate or certificates for previously unissued shares or reacquired shares of Common Stock, as the Company may elect.

       4.     Delivery of Shares.

       4.1 The Company may postpone the time of delivery of certificates for shares of its Common Stock for such additional time as the Company shall deem necessary or desirable to enable it to comply with the listing requirements of any securities exchange upon which the Common Stock of the Company may be listed, or the requirements of the Securities Act of 1933 or the Securities Exchange Act of 1934 or any rules or regulations of the Securities and Exchange Commission promulgated thereunder or the requirements of applicable state laws relating to authorization, issuance or sale of securities.

       4.2 If the Optionee fails to accept delivery of the shares of Common Stock of the Company under tender of delivery thereof, his right to exercise this option with respect to such undelivered shares may be terminated.

       4.3 The Optionee understands that the securities issued or to be issued have not been registered pursuant to the Securities Act of 1933, as amended (the "Act"). The Optionee agrees:

       (a) that the shares of the Company's Common Stock to be acquired by him are being acquired for investment and not with a view to, or for resale in connection with, any distribution of said shares within the meaning of the Act.

       (b) that:

              1. he will not to sell or otherwise dispose of the shares of the Company's Common Stock in a manner that would cause issuance or subsequent sale or disposal of such shares to be in violation of the Act, and agrees to indemnify and exonerate the Company against any loss, damage, liability or expense, including, without limitation, reasonable counsel fees, arising from any distribution of such shares in violation of the Act.


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              2. unless and until he is advised to the contrary in writing by the Company, the shares of the Company's Common Stock shall be subject to, and the stock certificates representing such shares (including shares issued on subsequent transfers, direct or remote, other than those sold to the public in conformity with the
              Act) will contain the following legend:

              "The shares represented by this Certificate may not be sold or transferred in the absence of any effective registration statement for the shares under the Securities Act of 1933 or an opinion of counsel for the Company that registration is not required under said Act."

       5. Protection Against Dilution. In case of any stock split or reverse stock split, stock dividend, reclassification of the Common Stock, recapitalization, merger or consolidation, or like capital adjustment affecting the Common Stock of the Company, the provisions of this Section 5 shall be applied as if such capital adjustment event had occurred immediately prior to the particular exercise date and the original Option Price had been fairly allocated to the stock resulting from such capital adjustment; and in other respects the provisions of this Section shall be applied in a fair, equitable and reasonable manner so as to give effect, as nearly as may be, to the purposes hereof. A rights offering to stockholders shall be deemed a stock dividend to the extent of the bargain purchase element of the rights.

       6. Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

       7. Miscellaneous. This Agreement shall inure to the benefit of and be binding upon each successor and assign of the Company. All obligations imposed upon the Optionee, and all rights granted to the Company, hereunder shall be binding upon the Optionee's heirs, legal representatives and successors.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.


                                        COMPLETE WELLNESS CENTERS, INC.


                                        By: /s/ E. EUGENE SHARER
                                           -------------------------------------
                                           E. Eugene Sharer,
                                           President